SUB-ITEM 77Q1(a)


CLEARBRIDGE ENERGY MLP
TOTAL RETURN FUND INC.

Attached please find the Articles
Supplementary for the Registrant:






Articles Supplementary to the
Articles of Incorporation filed on
March 26, 2015 with the State of
Maryland Department of
Assessments and Taxation.